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Franklin Lakes, NJ 07417-1880
www.bd.com

News Release                                                    [LOGO]





Contact:
Charles Borgognoni, Corporate Communications - 201-847-6651

                    BD Director Albert J. Costello Dies at 66


Franklin Lakes, NJ (September 4, 2002) -- Becton, Dickinson and Company
(BD)(NYSE:BDX) acknowledges with sorrow the September 3 death of Board member Albert J. Costello. Mr. Costello, who would have turned 67 today, joined the BD Board of Directors in 1996.

"Al's passing has saddened us profoundly," said Edward J. Ludwig, Chairman, President and Chief Executive Officer of BD. "Al was not only a source of great insight and leadership for me and the Company, he was also a warm human being with a wonderful wit and sense of humor. We will all miss Al very much."

Mr. Costello was a distinguished business leader. In 1999, he retired as Chairman of the Board, President and Chief Executive Officer of W.R. Grace & Company. Prior to that, Mr. Costello was Chairman and Chief Executive Officer of American Cyanamid Company. In addition to his position on the BD Board, Mr. Costello also served as a director of FMC Corporation.

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BD is a medical technology company that serves healthcare institutions, life sciences researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2001, BD reported total revenues of $3.8 billion.